EXHIBIT 99.1

Bank of Florida Corp. Announces Second Quarter Earnings Call

NAPLES, Fla., July 10, 2008 (PRIME NEWSWIRE) -- Bank of Florida Corp. (Nasdaq:BOFL), a $1.4 billion-asset multi-bank holding company based in Naples, Florida, today announced the date and time for its second quarter earnings call.

In a brief statement Michael L. McMullan, the Company's Chief Executive Officer commented, "We look forward to discussing the results of the quarter on July 22nd as we believe that we are in a strong capital position and compare favorably with many of our peers with respect to asset quality ratios. Although we will go into the details during the call, we can disclose that at June 30th, nonperforming loans as a percentage of total loans were 2.03% and that nonperformers as a percentage of total assets were 1.72%. Total delinquencies of 30 days or longer, including nonperformers, were $38.2 million, which was relatively flat compared to the first quarter. Based on regulatory standards, we have $29 million in capital beyond what is required to be considered `well capitalized.' We recognize the impact the current economic trends are having on real estate valuations in our markets and continue to make appropriate adjustments. However, from today's perspective and based on current market conditions, we believe we have the capital strength to deal with the current credit environment and continue to grow the company."

Mr. McMullan went on to say, "We continue to get asked if we think this is the bottom of the cycle. As we have said in the past, we do not have a crystal ball. However, we are seeing positive trends in residential sales volume, particularly in Southwest Florida and have received strong buyer interest in the real estate managed by our special assets group. Although we see these sales as a very positive trend, they are setting somewhat lower than anticipated price expectations, which required us to adjust our valuations on existing nonperformers down from their first quarter levels and is the primary driver of the increased reserves in the second quarter. Nevertheless, based on our previous success in selling nonperforming assets with no material losses beyond those which we recognized prior to the sales, we feel that we have an effective valuation process. We continue to monitor the market on an on-going basis for any indications that the valuations have changed."

Mr. McMullan concluded by saying, "Our strategy remains clear and focused. We believe we have the capital to support our projected organic growth and the management team to continue to be opportunistic in our markets to take advantage of the current disruption in this competitive environment. Now is the time, more than ever, for us to continue growing our franchise and differentiating ourselves from our competitors."

Michael L. McMullan and Chief Financial Officer, Tracy L. Keegan, will hold a conference call to further discuss second quarter financial results and business highlights. The presentation will be followed by a question and answer period.

 Date: July 22, 2008
 Time: 9:00 AM ET

Listen via Internet:

http://investor.shareholder.com/media/eventdetail.cfm?eventid=56949&CompanyID=BOFL&e=1&mediaKey=2677C9841362604E27455BF8B8EA496B

Toll-free: 877-545-1402

The webcast including the audio portion of the conference call, will be maintained for approximately 90 days on the Company's website at www.bankofflorida.com. Select the "Investor Relations" tab.

Bank of Florida Corporation. (Nasdaq:BOFL) (Newspaper listing: "BcshFla") is an $1.4 million-asset multi-bank holding Company headquartered in Naples, Florida. Bank of Florida Corporation is the parent company for Bank of Florida - Southwest in Collier and Lee Counties; Bank of Florida -- Southeast in Broward, Miami-Dade and Palm Beach Counties; Bank of Florida -- Tampa Bay in Hillsborough and Pinellas Counties; and Bank of Florida Trust Company. Investor information may be found on the Company's web site, http://www.bankofflorida.com, by clicking on the "Investor Relations" tab. To receive an email alert of all Company press releases, SEC filings, and events, select the "Email Notification" section.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as "may," "will," "expect," "estimate," "anticipate," "believe," "target," "plan," "project," or "continue" or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management's plans and current analyses of Bank of Florida Corporation, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Bank of Florida Corporation financial performance and could cause actual results for fiscal 2008 and beyond to differ materially from those expressed or implied in such forward-looking statements. Bank of Florida Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT: Bank of Florida Corporation
         Tracy L. Keegan (Executive Vice President &
          Chief Financial Officer)
         239-254-2147
         tkeegan@bankofflorida.com